Exhibit 21.1
CRAY INC.
PARENT & SUBSIDIARIES LIST

Parent /Subsidiary Name	Country/State
Cray Inc. (parent)	U.S./Washington State
Appro International, Inc.	U.S./California State
Appro Federal, Inc.	U.S./California State
Appro Korea, Inc.	Korea
CCH1 LLC	U.S./Washington State
CCH2 LLC	U.S./Washington State
Cray Australia Pty. Ltd.	Australia
Cray Brazil, Inc.	U.S./Washington State
Cray Computadores do Brasil Ltda.	Brazil
Cray Canada ULC	Canada
Cray China Limited	Hong Kong
Cray Computing Equipment (Beijing) Co., Ltd.	China
Cray Computer Finland Oy	Finland
Cray Computer SARL	France
Cray Computer Deutschland GmbH	Germany
Cray Holding Inc.	U.S./Washington State
Cray Supercomputers (India) Private Limited	India
Cray Supercomputers (Israel) Ltd.	Israel
Cray Italy S.r.l.	Italy
Cray Japan, Inc.	U.S./Washington State
Cray Korea, Inc.	U.S./Washington State
Cray Netherlands B.V.	Netherlands
Cray Computer Spain, S.L.	Spain
Cray-Tera Sweden AB	Sweden
Cray Computer GmbH	Switzerland
Cray Taiwan, Inc.	U.S./Washington State
Cray U.K. Limited	United Kingdom
YarcData LLC	U.S./Washington State